STOCK PURCHASE AND ESCROW AGREEMENT

THIS STOCK PURCHASE AND ESCROW AGREEMENT (this "Agreement") is entered into as of December 31, 2024, by and among Rodolfo Guerrero Angulo (the "Seller"), the controlling shareholder of Tofla Megaline Inc., a Nevada corporation ("TFLM" or the "Company"), THOMAS CREST CAPITAL, LLC (the "Purchaser"), and ClearTrust, LLC (the "Escrow Agent"), who is acting as the escrow agent for this transaction. The Seller and the Purchaser may be referred to herein singularly as a "Party" and collectively as the "Parties."

WITNESSETH:

WHEREAS the Seller is the owner of 4,500,000 restricted Common Shares (the "Target Shares") of the Company;

WHEREAS, the Purchaser desires to purchase, and the Seller desires to sell, the Target Shares for a total purchase price of Five Hundred Ninety Thousand no/100 U.S. dollars ($590,000) (the "Purchase Price");

WHEREAS, the Parties desire to appoint the Escrow Agent to facilitate the payment of the Purchase Price and the transfer of the Target Shares under the terms set forth in this Agreement; and

WHEREAS, the Parties agree to enter into this combined Stock Purchase Agreement and Escrow Agreement to govern the sale and transfer of the Target Shares and the management of the escrow arrangements.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Parties agree as follows:

ARTICLE 1: SALE AND PURCHASE OF TARGET SHARES

1.1 **Agreement to Sell and Purchase.** Subject to the terms and conditions of this Agreement, the Seller agrees to sell, assign, and transfer the Target Shares to the Purchaser, and the Purchaser agrees to purchase the Target Shares from the Seller for the Purchase Price.

1.2 **Closing Date.** The closing of the sale and purchase of the Target Shares (the "Closing") shall occur no later than January 15, 2025, or such other date as agreed by the Parties in writing (the "Closing Date").

1.3 **Transfer of Target Shares.** At least 48 hours before the Closing, the Seller shall deliver the stock certificates or other documentation necessary to transfer ownership of the Target Shares (the "Deposited Shares") to the Escrow Agent or the Purchaser's attorney, along with stock powers duly executed in blank, which will be then transferred to Purchaser.

RG

At the same time the sole officer and director of the Company - Rodolfo Guerrero Angu will resign from all his duties as President, Treasurer, Secretary and Director (Principal Executive, Financial and Accounting Officer) and will appoint an officer and director per Purchaser choice.

1.4 **Payment of Purchase Price.** The Purchaser shall deposit the Purchase Price into the escrow account established by the Escrow Agent (the "Escrow Account") prior to the Closing Date.

ARTICLE 2: ESCROW ARRANGEMENTS

2.1 **Appointment of Escrow Agent.** The Parties hereby appoint ClearTrust, LLC as the Escrow Agent to act in accordance with the terms and conditions of this Agreement.

2.2 **Escrow Account.** The Escrow Agent has established a non-interest-bearing escrow bank account insured by the Federal Deposit Insurance Corporation at Citizens Bank, NA (the "Bank") for the purpose of receiving and holding the escrowed funds (the "Escrowed Funds") and the Deposited Shares.

2.3 **Duties of Escrow Agent.** The Escrow Agent shall:

- Receive and hold the Escrowed Funds from the Purchaser and the Deposited Shares from the Seller;
- Disburse the Escrowed Funds to the Seller and deliver the Deposited Shares to the Purchaser upon receipt of joint written instructions from the Seller and the Purchaser confirming the Closing; and
- Return the Escrowed Funds to the Purchaser and the Deposited Shares to the Seller if the Closing does not occur.

2.4 **Escrow Agent Fee.** The Escrow Agent's fee shall be $2,950, payable by the Purchaser upon the establishment of the Escrow Account.

ARTICLE 3: REPRESENTATIONS AND WARRANTIES

3.1 **Representations and Warranties of the Seller.** The Seller represents and warrants to the Purchaser that: (a) The Seller is the sole legal and beneficial owner of the Target Shares and has full authority to sell and transfer them to the Purchaser; (b) The Target Shares are free and clear of any liens, claims, or encumbrances; (c) The execution and delivery of this Agreement will not result in a violation of any laws or agreements to which the Seller is subject; and (d) The Company is in good standing under the laws of the State of Nevada.

3.2 **Representations and Warranties of the Purchaser.** The Purchaser represents and warrants to the Seller that: (a) The Purchaser has full power and authority to enter into and perform this Agreement; (b) The execution and delivery of this Agreement will not result in a violation of any laws or agreements to which the Purchaser is subject; and (c) The funds deposited into the Escrow Account represent lawful and legitimate funds.

RG

ARTICLE 4: TERMINATION

4.1 **Termination Events.** This Agreement may be terminated: (a) By mutual written consent of the Parties; (b) By either Party if the Closing has not occurred by January 10, 2025, provided that the terminating Party is not in breach of this Agreement; or (c) By the Escrow Agent if either Party fails to provide necessary instructions or documentation within a reasonable time.

4.2 **Effect of Termination.** Upon termination, the Escrow Agent shall return the Escrowed Funds to the Purchaser and the Deposited Shares to the Seller, and the Parties shall have no further obligations under this Agreement, except as expressly provided herein.

ARTICLE 5: GENERAL PROVISIONS

5.1 **Governing Law.** This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without regard to its conflicts of laws principles.

5.2 **Notices.** All notices required under this Agreement shall be sent to the addresses provided below or such other addresses as designated by the Parties:

Seller: Blvd Porta Trento 122 Cp, Blvd Porta FonLeon 37134, Mexico

Purchaser: 3480 MAIN HWY 2ND FLOOR, MIAMI, FL 33133

Escrow Agent: ClearTrust, LLC, 16540 Pointe Village Dr, Ste 210, Lutz, FL 33558

5.3 **Entire Agreement.** This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral.

5.4 **Amendments.** This Agreement may only be amended by a written agreement signed by all Parties.

5.5 **Counterparts.** This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SELLER:

01/01/25

Rodolfo Guerrero Angulo

RG

PURCHASER:

12/31/24

Thomas Crest Capital, LLC